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                                                                       EXHIBIT 5
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                                LEHMAN BROTHERS

                                                                    July 9, 1996

Lehman Brothers Holdings Inc.
Three World Financial Center
New York, New York 10285

     Re: Lehman Brothers Holdings Inc.
         Common Stock
         ------------------------

Ladies and Gentlemen:

     I am Senior Vice President, Secretary and Senior Counsel of Lehman Brothers Inc. and I have acted as counsel to Lehman Brothers Holdings Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "1933 Act"), of up to 30,000,000 shares of authorized and unissued or issued Common Stock (the "Shares") to be distributed from time to time to senior officers of the Company under the Company's 1996 Management Ownership Plan (the "1996 Plan") and the Employee Incentive Plan (the "EIP", and together with the 1996 Plan, the "Plans").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

     In connection with this opinion, I or members of my staff have examined (i) the Registration Statement filed with the Securities and Exchange Commission (the "Commission") on July 9, 1996 under the 1933 Act; (ii) the Certificate of Incorporation and the By-laws of the Company, in each case as amended to the date hereof, (iii) certain resolutions of the Board of Directors of the Company relating to issuance of the shares; (iv) certain resolutions of the Board of Directors approving the terms and provisions of the Plans; (v) a specimen certificate evidencing the Common Stock; (vi) the Plans; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

     In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all the documents submitted to me as original, the conformity to original documents as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     I am admitted to the Bar in the State of New York and I express no opinion as to laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the laws of the United States of America.

     Based upon and subject to the foregoing, I am of the opinion that:

     The issuance by the Company of the Shares have been duly authorized and when the Shares are duly issued in accordance with the terms of the Plans, such shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the prospectus which is issued under the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ KAREN C. MANSON
                                            Karen C. Manson